EXHIBIT 99.1

By Electronic Delivery to: sgovil@cemtrex.com

February 24, 2021

Mr. Saagar Govil

Chairman of the Board, CEO, President & Secretary Cemtrex Inc.

276 Greenpoint Ave, Bld 8, Ste 208

Brooklyn, NY 11222

Re:	Cemtrex Inc. (the “Company”) Nasdaq Symbol: CETX

Dear Mr. Govil:

I am following up on our recent telephone conversation in which I explained that since your Company has not yet filed its Form 10-Q for the period ended December 31, 2020 (the “Filing”), it no longer complies with our Listing Rules (the “Rules”) for continued listing.1 Under our Rules the Company now has 60 calendar days to submit a plan to regain compliance and if we accept your plan, we can grant an exception of up to 180 calendar days from the Filing’s due date, or until August 23, 2021, to regain compliance. Your plan should be as definitive as possible, addressing any issues that you believe would support your request for an exception.

In determining whether to accept your plan, we will consider such things as the likelihood that the Filing, along with any subsequent periodic filing that will be due, can be made within the 180 day period, the Company’s past compliance history, the reasons for the late Filing, other corporate events that may occur within our review period, the Company’s overall financial condition and its public disclosures. Please note that any subsequent periodic filing that is due within the 180 day exception period must be filed no later than the end of the period. Therefore, it would be helpful if your plan addresses each of these points. 2

Please email your plan to me at rachel.scherr@nasdaq.com no later than April 26, 2021. After we review the plan, I will contact you if we have any questions or comments and will provide you written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision to a Hearings Panel.3

1 Listing Rule 5250(c)(1). For online access to all Nasdaq Rules, please see “Nasdaq Online Resources,” included with this letter.

2 For additional information with respect to compliance plans please see attached “Nasdaq Online Resources” when preparing your plan of compliance. This attachment includes links to the Frequently Asked Questions section relating to continued listing.

3 See Listing Rule 5815(a).

Our Rules require that the Company, as promptly as possible, but no later than four business days from the receipt of this letter, make a public announcement by issuing a press release disclosing receipt of this letter. The announcement must include the continued listing criteria that the Company does not meet, and a description of each specific basis and concern identified by Nasdaq in reaching the determination.4 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.5 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.6

In addition, Nasdaq makes available to investors a list of all non-compliant companies, which is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list beginning five business days from the date of this letter. As part of this process, an indicator reflecting the Company’s non-compliance will be broadcast over Nasdaq’s market data dissemination network and will also be made available to third party market data providers.

If you have any questions, please do not hesitate to contact me, at +1 301 978 8072.

Sincerely,

Rachel Scherr

Listing Analyst

Nasdaq Listing Qualifications

Enclosures

4 Listing Rule 5810(b). See FAQ #428 available on the Nasdaq Listing Center.

5 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at nasdaq.net/ED/IssuerEntry.

6 Listing IM-5810-1.

NASDAQ ONLINE RESOURCES

All of our listing information and forms are available electronically on the Listing Center. In addition to facilitating electronic submission of forms, you can also use the Listing Center to access Nasdaq’s Reference Library containing hundreds of frequently asked questions and Governance Clearinghouse containing the latest updates on corporate governance and listing standards.

To help you navigate the deficiency process, we have provided links to some our most viewed resource materials.

●	Board Composition and Committee Requirements

●	Governance Clearinghouse

●	Hearings Process

●	How to Transfer to Nasdaq Capital Market

●	Information about Application of Shareholder Approval Rules

●	Initial Listing Process

●	Listing Fees

●	Listing of Additional Shares Process

●	MarketWatch Electronic Disclosure Submissions

●	Nasdaq Listing Rules: Initial and Continued Listing

●	Reference Library: Frequently Asked Questions, Staff Interpretations and Listing Council Decisions